Exhibit 99.1

Pennant Reports Fiscal Year 2020 and Fourth Quarter Results

Conference Call and Webcast scheduled for tomorrow, February 25, 2021 at 10:00 am MT

EAGLE, Idaho – February 24, 2021 (GLOBE NEWSWIRE) - The Pennant Group, Inc. (NASDAQ: PNTG), the parent company of the Pennant group of affiliated home health, hospice and senior living companies, today announced its operating results for the fiscal year 2020 and fourth quarter, reporting GAAP diluted earnings per share of $0.52 and $0.13 for the full year ended December 31, 2020 and the fourth quarter, respectively. Pennant also reported adjusted diluted earnings per share of $0.77 for the year and $0.17 for the quarter(1).

Full Year and Fourth Quarter Highlights

▪Total revenue was $391.0 million, an increase of $52.4 million or 15.5% over the prior year, and total revenue for the quarter was $108.0 million, an increase of $18.5 million or 20.6% over the prior year quarter;

▪Net income for the full year and fourth quarter were $15.7 million and $4.0 million, respectively, adjusted EBITDA for the full year was $36.1 million, an increase of $8.9 million or 32.9% over the prior year, and adjusted EBITDA for the fourth quarter was $8.5 million, an increase of $1.0 million or 13.4% over the prior year quarter;

▪Home Health and Hospice Services segment revenue for the full year was $253.7 million, an increase of $47.0 million or 22.8% over the prior year and segment revenue for the quarter was $74.5 million, an increase of $19.4 million or 35.2% over the prior year quarter;

▪Home Health and Hospice Services segment adjusted EBITDAR from operations(2) was $49.5 million for the year, an increase of $16.1 million or 48.4% over the prior year, and segment adjusted EBITDAR from operations was $14.8 million, an increase of $5.3 million or 56.3% over the prior year quarter;

▪Total home health admissions for the full year and fourth quarter increased 17.8% and 44.1%, respectively, over the prior comparable periods, and total Medicare home health admissions for the full year and fourth quarter 21.8% and 54.4%, respectively, over the prior comparable periods;

▪Hospice average daily census for the full year was 2,083, an increase of 24.0% over the prior year, and hospice average daily census for the fourth quarter was 2,308, an increase of 25.1% over the prior year quarter; and

▪Senior Living Services segment revenue for the full year was $137.3 million, an increase of $5.4 million or 4.1% over the prior year, segment adjusted EBITDAR from operations(2) in the fourth quarter was $48.3 million, an increase of 2.0% over the prior year quarter, and average monthly revenue per occupied unit was $3,188 for the full year and $3,166 for the fourth quarter, increases of 2.2% and 0.5%, respectively, over the prior comparable periods.

(1)	See "Reconciliation of GAAP to Non-GAAP Financial Information.”
(2)	Segment Adjusted EBITDAR from Operations is defined and outlined in Note 6 on Form 10-K and is the segment GAAP measure of profit and loss.

Operating Results

“In our first full year as a public company, we faced a number of challenges as we sought to provide excellent care to our patients and residents during an unprecedented pandemic while continuing to complete spin-off related separation efforts,” commented Daniel Walker, Pennant’s Chief Executive Officer. “In spite of this difficult operating environment, our operators, clinicians and service center and field resources rose to the occasion time and time again, helping us achieve full year adjusted earnings per share growth of 26.2% and meet our annual guidance, which we raised twice during the year by a total of 40% at the midpoint. As a reminder, these earnings results do not include the benefit any provider relief funds made available through the Coronavirus Aid, Relief, and Economic Security (CARES) Act. During the quarter, we also successfully completed a multi-year effort to decouple key enterprise financial, human capital and IT systems from Ensign and onto our own platforms. Our results are a testament to the consistent hard work and sacrifice of our teams across Pennant and to the advantage of our unique operating model built around local leadership. As we continue executing our disciplined growth strategy in 2021, these factors give us confidence in our ability to drive strong results in the face of existing challenges and new ones we may confront.”

Commenting on the operating results, Mr. Walker reported, “We are pleased with the continued growth in our home health and hospice segment. Segment revenue and adjusted EBITDA increased 22.8% and 51.3%, respectively, for the full year and increased 35.2% and 59.9%, respectively, in the fourth quarter over the prior year quarter. These results demonstrate the accelerating growth achievable as our local leaders drive their operations and as we strategically acquire agencies with high organic growth potential. Simultaneously, we are pleased to see our continued emphasis on quality outcomes result in improving clinical measures, evidenced by a 4.25 average home health star rating, compared to a national average of 3.0 stars in the fourth quarter, and a positive hospice quality composite trend. We continue to attract and develop new talented leaders that are drawn to our entrepreneurial model. As we have said before, our capital allocation is dependent on the strength of our leadership and the health of our operating clusters, and our recent track record of significant investment in our home health and hospice segment reflects the confidence we have in both areas. Overall, our home health and hospice operations are executing on their locally tailored plans to become the provider of choice in their healthcare communities, and we are excited for the momentum we are carrying into 2021.”

“In our senior living segment, we faced challenges in the fourth quarter as the second wave of COVID-19 cases depressed quarterly results, which will likely be felt through the first half of 2021,” said Mr. Walker. "As we reported last earnings cycle, we saw our occupancy moderate and even slightly increase from September to October. However, from November 1, 2020, until February 22, 2021, our total average senior living occupancy declined 6.4%, bringing our total average occupancy decline since the onset of the pandemic in March 2020 to 11.1%. Fully returning to pre-COVID level census will take time, and we expect it will cause some lumpiness in our quarterly results. However, these challenges have not dampened our confidence for the future in our senior living business. We believe the senior living operators providing excellent wellness and care services will benefit over time from this period of industry choppiness. Our focus on providing excellent quality of care in a comfortable home setting will help each operation become the provider of choice and win market share as residents and their families increasingly value quality care services. We are encouraged by declining positive COVID-19 rates, and we are pleased to report that all of our communities have participated in or scheduled their first vaccination clinic with approximately 76% residents vaccinated to date. Now that we have completed our multi-faceted spin-off-related system transitions, which more significantly impacted our senior living business, we are better poised to reposition our segment for operational strength over time. As a result of these factors, our below-market acquisition prices and our unique operating model, we believe the long-term value underlying our senior living operations is as robust as ever.”

During the fourth quarter and since, the Company announced that it completed the following acquisitions:

•Harmony Hospice, a hospice agency serving patients in Clark County, Nevada;
•Riverside Home Health Care, a home health agency serving patients in Grants Pass and Medford, Oregon;
•Seaport Scripps Home Health, a home health joint venture with Scripps Health, a leading nonprofit integrated health system, to serve patients throughout San Diego County, California, and surrounding areas; and
•Sacred Heart Home Healthcare, a home health agency serving patients in Phoenix and Tucson, Arizona.

These transactions bring the total number of operations acquired or started in 2020 and since to 19. “We are pleased with the pace of our acquisition activity throughout 2020 and so far in this new year and look forward to the value these operations will add over time with our local leaders at the helm. We continue to source many new home health and hospice opportunities and expect the acquisition landscape to remain robust throughout the year. The collective expertise our teams have developed through dozens of acquisitions give us confidence in our ability to thoroughly evaluate, acquire and welcome new operations into the Pennant family. As we find opportunities that fit our disciplined investment criteria, our leadership pipeline, access to capital and growth strategy position us well to continue our track record of acquiring healthcare operations with significant organic upside,” said Derek Bunker, Pennant’s Chief Investment Officer.

As announced yesterday, the Company recently amended its credit facility in order to increase its revolving line of credit from $75 million to $150 million, extend termination of the facility to 2026, reduce drawn and undrawn interest rates and provide additional capacity for opportunistic investment activity. “This upsize provides us additional access to capital on better terms and at a critical time as our strong results and capacity for growth intersect with a robust acquisition landscape. We are very grateful for the support and vote of confidence of our banking group, led by long-term partner Truist Bank and other key lenders that have played an important role in our ability to execute our disciplined growth strategy since our spin-off from Ensign,” commented Jennifer Freeman, Pennant’s Chief Financial Officer.

Ms. Freeman also reported that the Company ended the fourth quarter with $9.5 million drawn on its revolving line of credit. Ms. Freeman noted that the Company's results and cash position do not include any funds from the Provider Relief Fund established through the CARES Act, all of which the Company rejected and returned. Highlighting the strength of the Company’s balance sheet, Ms. Freeman reported the Company had a net debt-to-adjusted EBITDA ratio of 0.23x and a lease-adjusted net debt-to-adjusted EBITDAR ratio of 4.33x at year-end. “Armed with additional dry powder and strong cash flow, we have maintained a healthy balance sheet in order to pursue acquisition opportunities that will be the foundation for long-term value creation for our stakeholders. We will continue to recycle capital in a disciplined manner with the aim of continuing our track record of growth,” said Ms. Freeman.

A discussion of the company's use of non-GAAP financial measures is set forth below. A reconciliation of net income to EBITDA, adjusted EBITDAR and adjusted EBITDA, as well as a reconciliation of GAAP earnings per share, net income to adjusted net earnings per share and adjusted net income, appear in the financial data portion of this release. More complete information is contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2020, which has been filed with the SEC today and can be viewed on the company’s website at www.pennantgroup.com.

Management Guidance

Management reaffirms its 2021 annual revenue and annual adjusted earnings per share guidance. “We are pleased with the strong results in our home health and hospice segment and encouraged by the momentum carried into 2021. The challenges we are confronting in our senior living segment are significant, and we expect a level of lumpiness in our near-term senior living results as we navigate this phase of the pandemic. The considerable upside in both segments, together with the positive impact of vaccination efforts, give us confidence in our ability to achieve the

2021 annual revenue and annual adjusted earnings per share guidance we provided last quarter,” commented Mr. Walker.

For the full year 2021, total adjusted revenue is anticipated to be in the range of $430 million to $440 million, the midpoint of which represents an increase of 14.1% over our full year 2020 total adjusted revenue, and annual adjusted earnings per share is anticipated to be in the range of $0.89 to $0.99 per diluted share, the midpoint of which represents an increase of 22.1% over our full year 2020 adjusted earnings per share.

The Company’s 2021 annual guidance is based on diluted weighted average shares outstanding of approximately 30.8 million and a 25.9% effective tax rate. In addition, the guidance assumes, among other things, anticipated reimbursement rate adjustments, no unannounced acquisitions, and the estimated ongoing effect of COVID-19. It excludes costs at start-up operations, share-based compensation, acquisition-related costs and certain redundant or nonrecurring general and administrative costs incurred during the transition services period.

Conference Call

A live webcast will be held tomorrow, February 25, 2021 at 10:00 a.m. Mountain time (12:00 p.m. Eastern time) to discuss Pennant’s fourth quarter and full year 2020 financial results. To listen to the webcast, or to view any financial or statistical information required by SEC Regulation G, please visit the Investors Relations section of Pennant’s website at https://investor.pennantgroup.com. The webcast will be recorded and will be available for replay via the website until 5:00 p.m. Mountain time on Friday, March 26, 2021.
About Pennant

The Pennant Group, Inc. is a holding company of independent operating subsidiaries that provide healthcare services through 80 home health and hospice agencies and 54 senior living communities located throughout Arizona, California, Colorado, Idaho, Iowa, Montana, Nevada, Oklahoma, Oregon, Texas, Utah, Washington, Wisconsin and Wyoming. Each of these businesses is operated by a separate, independent operating subsidiary that has its own management, employees and assets. References herein to the consolidated "company" and "its" assets and activities, as well as the use of the terms "we," "us," "its" and similar verbiage, are not meant to imply that The Pennant Group, Inc. has direct operating assets, employees or revenue, or that any of the home health and hospice businesses, senior living communities or the Service Center are operated by the same entity. More information about Pennant is available at www.pennantgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains, and the related conference call and webcast will include, forward-looking statements that are based on management’s current expectations, assumptions and beliefs about its business, financial performance, operating results, the industry in which it operates and other future events. Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," "ongoing," similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding growth prospects, future operating and financial performance, and acquisition activities. They are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to materially and adversely differ from those expressed in any forward-looking statement.

These risks and uncertainties relate to the company’s business, its industry and its common stock and include: reduced prices and reimbursement rates for its services; its ability to acquire, develop, manage or improve operations, its ability to manage its increasing borrowing costs as it incurs additional indebtedness to fund the acquisition and development of operations; its ability to access capital on a cost-effective basis to continue to successfully implement its growth strategy; its operating margins and profitability could suffer if it is unable to grow and manage effectively its increasing number of operations; competition from other companies in the acquisition, development and operation of facilities; its ability to defend claims and lawsuits, including professional liability claims alleging that our services resulted in personal injury, and other regulatory-related claims; and the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit its business operations, require it to incur significant expenditures or limit its ability to relocate its operations if necessary. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the company’s periodic filings with the Securities and Exchange Commission, including its Form 10-K, for a more complete discussion of the risks and other factors that could affect Pennant’s business, prospects and any forward-looking statements. Except as required by the federal securities laws, Pennant does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

These risks and uncertainties relate to the company’s business, its industry and its common stock and include: reduced prices and reimbursement rates for its services; its ability to acquire, develop, manage or improve operations, its ability to manage its increasing borrowing costs as it incurs additional indebtedness to fund the acquisition and development of operations; its ability to access capital on a cost-effective basis to continue to successfully implement its growth strategy; its operating margins and profitability could suffer if it is unable to grow and manage effectively its increasing number of operations; competition from other companies in the acquisition, development and operation of facilities; its ability to defend claims and lawsuits, including professional liability claims alleging that our services resulted in personal injury, and other regulatory-related claims; and the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit its business operations, require it to incur significant expenditures or limit its ability to relocate its operations if necessary. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the company’s periodic filings with the Securities and Exchange Commission, including its Form 10-K, for a more complete discussion of the risks and other factors that could affect Pennant’s business, prospects and any forward-looking statements. Except as required by the federal securities laws, Pennant does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Contact Information

Investor Relations
The Pennant Group, Inc.
(208) 506-6100
ir@pennantgroup.com

SOURCE: The Pennant Group, Inc.

THE PENNANT GROUP, INC.
CONSOLIDATED AND COMBINED STATEMENTS OF INCOME
(unaudited, in thousands, except for per-share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Revenue	$107,967	$89,492	$390,953	$338,531

Expense
Cost of services	83,040	68,888	296,874	258,941
Rent—cost of services	9,997	9,607	39,191	34,975
General and administrative expense	9,597	11,425	31,296	35,135
Depreciation and amortization	1,241	967	4,675	3,810
Total expenses	103,875	90,887	372,036	332,861
Income from operations	4,092	(1,395)	18,917	5,670
Other income (expense):
Other income	—	—	225	—
Interest expense, net	(343)	(410)	(1,239)	(410)
Other expense, net	(343)	(410)	(1,014)	(410)
Income before provision for income taxes	3,749	(1,805)	17,903	5,260
Provision for income taxes	(80)	1,994	2,350	2,085
Net income	3,829	(3,799)	15,553	3,175
Less: net income/ (loss) attributable to noncontrolling interest	(191)	—	(191)	629
Net income and other comprehensive income attributable to The Pennant Group, Inc.	$4,020	$(3,799)	$15,744	$2,546
Earnings per share:
Basic	$0.14	$(0.14)	$0.56	$0.11
Dilutive	$0.13	$(0.14)	$0.52	$0.11
Weighted average common shares outstanding:
Basic	28,214	27,849	28,029	27,838
Dilutive	30,738	29,597	30,228	29,586

THE PENNANT GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except par value)

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash	$43	$402
Accounts receivable—less allowance for doubtful accounts of $643 and $677, respectively	47,221	32,183
Prepaid expenses and other current assets	12,335	6,098
Total current assets	59,599	38,683
Property and equipment, net	17,884	14,644
Right-of-use assets	308,650	316,328
Escrow deposits	525	1,400
Deferred Tax Assets	2,097	—
Restricted and other assets	4,289	2,000
Goodwill	66,444	41,233
Other indefinite-lived intangibles	47,488	33,462
Total assets	$506,976	$447,750
Liabilities and equity
Current liabilities:
Accounts payable	$9,761	$8,653
Accrued wages and related liabilities	26,873	16,343
Lease liabilities—current	14,106	12,285
Other accrued liabilities	38,275	13,911
Total current liabilities	89,015	51,192
Long-term lease liabilities—less current portion	296,615	304,044
Other long-term liabilities	11,897	2,877
Long-term debt, net	8,277	18,526
Total liabilities	405,804	376,639
Commitments and contingencies
Equity:
Common stock, $0.001 par value; 100,000 shares authorized; 28,696 and 28,243, shares issued and outstanding at December 31, 2020, respectively, and 28,435 and 27,853 shares issued and outstanding at December 31, 2019, respectively.	28	28
Additional paid-in capital	84,671	74,882
Retained Earnings (Accumulated Deficit)	11,945	(3,799)
Treasury Stock, at cost, 3 shares at December 31, 2020	(65)	—
Total Pennant Group, Inc. stockholders' equity	96,579	71,111
Noncontrolling interest	4,593	—
Total equity	101,172	71,111
Total liabilities and equity	$506,976	$447,750

THE PENNANT GROUP, INC.
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)
The following table presents selected data from our condensed consolidated and combined statement of cash flows for the periods presented:

	Year Ended December 31,
	2020	2019

Net cash provided by operating activities	$50,204	$9,554
Net cash used in investing activities	(41,616)	(26,465)
Net cash (used in)/provided by financing activities	(8,947)	17,272
Net (decrease)/ increase in cash	(359)	361
Cash at beginning of year	402	41
Cash at end of year	$43	$402

THE PENNANT GROUP, INC.
REVENUE BY SEGMENT
(unaudited, dollars in thousands)

The following tables sets forth our total revenue by segment and as a percentage of total revenue for the periods indicated:

	Three Months Ended December 31,
	2020		2019
	Revenue Dollars	Revenue Percentage	Revenue Dollars	Revenue Percentage

Home health and hospice services
Home health	$30,837	28.5%	$21,798	24.4%
Hospice	37,572	34.8	28,816	32.2
Home care and other(a)	6,125	5.7	4,513	5.0
Total home health and hospice services	74,534	69.0	55,127	61.6
Senior living services	33,433	31.0	34,365	38.4
Total revenue	$107,967	100.0%	$89,492	100.0%

(a)	Home care and other revenue is included with home health revenue in other disclosures in this press release.

	Year Ended December 31,
	2020		2019
	Revenue Dollars	Revenue Percentage	Revenue Dollars	Revenue Percentage

Home health and hospice services
Home health	$98,267	25.1%	$83,330	24.6%
Hospice	134,075	34.3	105,682	31.2
Home care and other(a)	21,317	5.5	17,612	5.2
Total home health and hospice services	253,659	64.9	206,624	61.0
Senior living services	137,294	35.1	131,907	39.0
Total revenue	$390,953	100.0%	$338,531	100.0%

(a)	Home care and other revenue is included with home health revenue in other disclosures in this press release.

THE PENNANT GROUP, INC.
SELECT PERFORMANCE INDICATORS
(unaudited)

The following table summarizes our overall home health and hospice performance indicators for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Home health services:
Total home health admissions	8,522	5,914	26,670	22,637
Total Medicare home health admissions	4,288	2,777	12,974	10,656
Average Medicare revenue per 60-day completed episode(a)	$3,372	$2,912	$3,320	$3,018
Hospice services:
Total hospice admissions	2,423	1,542	8,186	6,196
Average daily census	2,308	1,845	2,083	1,680
Hospice Medicare revenue per day	$171	$164	$166	$164

(a)	Recast prior period metrics based upon current methodology.

The following table summarizes our senior living performance indicators for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Occupancy	75.5%	81.1%	77.7%	80.2%
Average monthly revenue per occupied unit	$3,166	$3,149	$3,188	$3,120

THE PENNANT GROUP, INC.
REVENUE BY PAYOR SOURCE
(unaudited, dollars in thousands)

The following table presents our total revenue by payor source and as a percentage of total revenue for the periods indicated:

	Three Months Ended December 31,
	2020		2019
	Revenue Dollars	Revenue Percentage	Revenue Dollars	Revenue Percentage

Revenue:
Medicare	$53,181	49.3%	$38,940	43.5%
Medicaid	14,248	13.2	12,139	13.6
Subtotal	67,429	62.5	51,079	57.1
Managed Care	10,169	9.4	7,819	8.7
Private and Other(a)	30,369	28.1	30,594	34.2
Total revenue	$107,967	100.0%	$89,492	100.0%

(a)	Private and other payors in our home health and hospice services segment includes revenue from all payors generated in home care operations.

	Year Ended December 31,
	2020		2019
	Revenue Dollars	Revenue Percentage	Revenue Dollars	Revenue Percentage

Revenue:
Medicare	$178,272	45.6%	$141,752	41.9%
Medicaid	56,887	14.5	46,455	13.7
Subtotal	235,159	60.1	188,207	55.6
Managed Care	33,118	8.5	29,247	8.6
Private and Other(a)	122,676	31.4	121,077	35.8
Total revenue	$390,953	100.0%	$338,531	100.0%

(a)	Private and other payors in our home health and hospice services segment includes revenue from all payors generated in home care operations.

THE PENNANT GROUP, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Net income/ (loss) attributable to The Pennant Group, Inc.	$4,020	$(3,799)	$15,744	$2,546
Add: Net income/ (loss) attributable to noncontrolling interest	(191)	—	(191)	629
Net income/ (loss)	3,829	(3,799)	15,553	3,175

Non-GAAP adjustments
Costs at start-up operations(a)	487	118	2,010	508
Share-based compensation expense(b)	2,318	1,987	8,335	3,382
Depreciation and amortization - patient base(c)	—	4	—	39
Acquisition related costs(d)	99	52	99	665
Spin-off related transaction costs(e)	—	5,199	—	13,219
Transition services costs(f)	752	757	2,282	965
Net COVID-19 related costs(g)	(406)	—	447	—
Provision for income taxes on Non-GAAP adjustments(h)	(1,763)	353	(5,543)	(4,023)
Non-GAAP net income	$5,316	$4,671	$23,183	$17,930

Dilutive Earnings Per Share As Reported
Net Income	$0.13	$(0.14)	$0.52	$0.11
Average number of shares outstanding	30,738	27,849	30,228	29,586

Adjusted Diluted Earnings Per Share
Net Income	$0.17	$0.16	$0.77	$0.61
Average number of shares outstanding	30,738	29,597	30,228	29,586

(a)	Represents results related to start-up operations. This amount excludes rent and depreciation and amortization expense related to such operations.
		Three Months Ended December 31,		Year Ended December 31,
		2020	2019	2020	2019
	Revenue	$(5,241)	$(476)	$(6,813)	$(801)
	Cost of services	5,606	582	8,600	1,284
	Rent	126	12	223	25
	Depreciation	(4)	—	—	—
	Total Non-GAAP adjustment	$487	$118	$2,010	$508

(b)	Represents share-based compensation expense incurred for the periods presented.
		Three Months Ended December 31,		Year Ended December 31,
		2020	2019	2020	2019
	Cost of services	$379	$276	$1,113	$613
	General and administrative	1,939	1,711	7,222	2,769
	Total Non-GAAP adjustment	$2,318	$1,987	$8,335	$3,382

(c)	Included in depreciation and amortization expenses related to patient base intangible assets at newly acquired senior living facilities.

THE PENNANT GROUP, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(unaudited, in thousands, except per share data)

(d)	Represents costs incurred to acquire an operation that are not capitalizable.
		Three Months Ended December 31,		Year Ended December 31,
		2020	2019	2020	2019
	Cost of services	$4	$—	$4	$505
	General and administrative	95	52	95	160
	Total Non-GAAP adjustment	$99	$52	$99	$665

(e)	Costs incurred related to the Spin-Off that are included in general and administrative expense.

(f)
The portion of the costs incurred under the Transition Services Agreement identified as redundant or nonrecurring that are included in general and administrative expense or depreciation and amortization. Transition service costs includes $446 of duplicative software expense for the year ended December 31, 2020, of which $333 pertains to the first three quarters of the fiscal year and were not included as adjustments in previous interim periods. Total fees under incurred under the Transition Services agreement, net of the Company’s payroll reimbursement, were $5,536 and $2,982 for the years ended December 31, 2020 and 2019, respectively.

		Three Months Ended December 31,		Year Ended December 31,
		2020	2019	2020	2019
	General and administrative	$435	$532	$1,181	$532
	Depreciation and amortization(1)	317	225	1,101	433
	Total Non-GAAP adjustment	$752	$757	$2,282	$965

	(1)	Consists of depreciation and amortization on IT hardware and software acquired to build infrastructure in anticipation of our transition from Ensign's IT infrastructure.

(g)
Represents incremental costs incurred as part of the Company's response to COVID-19 including direct medical supplies, labor, and other expenses, net of $1,090 and$2,765 in increased revenue related to the 2% payment increase in Medicare reimbursements for sequestration relief for the three months and year ended December 31, 2020, respectively. For three months ended December 31, 2020, the sequestration revenue exceeded the incremental costs incurred by the Company.

		Three Months Ended September 30,		Nine Months Ended September 30,
		2020	2019	2020	2019
	Increased Medicare Reimbursements	$(1,090)	$—	$(2,765)	$—
	Cost of services	680	—	3,176	—
	General and administrative	4	—	36	—
	Total Non-GAAP adjustment	$(406)	$—	$447	$—

(h)
Represents an adjustment to the provision for income tax to our year to date effective tax rate of 25.4% for the years ended December 31, 2020 and 2019. This rate excludes the tax benefit of shared-based payment awards.

THE PENNANT GROUP, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(unaudited, in thousands)

The tables below reconcile Consolidated and Combined Net Income (Loss) to Consolidated and Combined EBITDA, and Consolidated Adjusted EBITDAR for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Consolidated and combined net income (loss)	$3,829	$(3,799)	$15,553	$3,175
Less: Net income attributable to noncontrolling interest	(191)	—	(191)	629
Add: Provision for income taxes (benefit)	(80)	1,994	2,350	2,085
Net interest expense	343	410	1,239	410
Depreciation and amortization	1,241	967	4,675	3,810
Consolidated and Combined EBITDA	5,524	(428)	24,008	8,851
Adjustments to Consolidated and Combined EBITDA
Add: Costs at start-up operations(a)	365	106	1,787	483
Share-based compensation expense(b)	2,318	1,987	8,335	3,382
Acquisition related costs(c)	99	52	99	665
Spin-off related transaction costs(d)	—	5,199	—	13,219
Transition services costs(e)	435	532	1,181	532
Net COVID-19 related costs and supplies(f)	(406)	—	447	—
Rent related to item (a) above	126	12	223	25
Consolidated and Combined Adjusted EBITDA	8,461	7,460	36,080	27,157
Rent—cost of services	9,997	9,607	39,191	34,975
Rent related to item (a) above	(126)	(12)	(223)	(25)
Adjusted rent—cost of services	9,871	9,595	38,968	34,950
Consolidated Adjusted EBITDAR	$18,332		$75,048

(a)	Represents results related to start-up operations. This amount excludes rent and depreciation and amortization expense related to such operations.
(b)	Share-based compensation expense incurred which is included in cost of services and general and administrative expense.
(c)	Acquisition related costs that are not capitalizable.
(d)	Costs incurred related to the Spin-Off are included in general and administrative expense.
(e)	The portion of the costs incurred under the Transition Services Agreement identified as redundant or nonrecurring that are included in general and administrative expense or depreciation and amortization. Transition service costs includes $446 of duplicative software expense for the year ended December 31, 2020, of which $333 pertains to the first three quarters of the fiscal year and were not included as adjustments in previous interim periods. Total fees under incurred under the Transition Services agreement, net of the Company’s payroll reimbursement, were $5,536 and $2,982 for the years ended December 31, 2020 and 2019, respectively.
(f)	Represents incremental costs incurred as part of the Company's response to COVID-19 including direct medical supplies, labor, and other expenses, net of $1,090 and$2,765 in increased revenue related to the 2% payment increase in Medicare reimbursements for sequestration relief for the three months and year ended December 31, 2020, respectively. For three months ended December 31, 2020, the sequestration revenue exceeded the incremental costs incurred by the Company.

THE PENNANT GROUP, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(unaudited, in thousands)

Beginning in the third quarter of 2019, the GAAP segment measure of profit and loss was changed from segment income (loss) before provision for income taxes to Adjusted Segment EBITDAR from Operations. Prior period presentation has been revised to reflect the new measurement.

The following table presents certain financial information regarding our reportable segments. General and administrative expenses are not allocated to the reportable segments and are included in “All Other”:

	Three Months Ended December 31,
	Home Health and Hospice Services	Senior Living Services	All Other	Total
Segment GAAP Financial Measures:
Three Months Ended December 31, 2020
Revenue	$74,534	$33,433	$—	$107,967
Segment Adjusted EBITDAR from Operations	$14,820	$10,636	$(7,124)	$18,332
Three Months Ended December 31, 2019
Revenue	$55,127	$34,365	$—	$89,492
Segment Adjusted EBITDAR from Operations	$9,481	$11,641	$(4,067)	$17,055

	Year Ended December 31,
	Home Health and Hospice Services	Senior Living Services	All Other	Total
Segment GAAP Financial Measures:
Year Ended December 31, 2020
Revenue	$253,659	$137,294	$—	$390,953
Segment Adjusted EBITDAR from Operations	$49,501	$48,309	$(22,762)	$75,048
Year Ended December 31, 2019
Revenue	$206,624	$131,907	$—	$338,531
Segment Adjusted EBITDAR from Operations	$33,354	$47,344	$(18,591)	$62,107

THE PENNANT GROUP, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(unaudited, in thousands)

The table below provides a reconciliation of Segment Adjusted EBITDAR from Operations above to income from operations:

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Segment Adjusted EBITDAR from Operations(a)	$18,332	$17,055	$75,048	$62,107
Less: Depreciation and amortization	1,241	967	4,675	3,810
Rent—cost of services	9,997	9,607	39,191	34,975
Other Income	—	—	225	—
Adjustments to Segment EBITDAR from Operations:
Less: Costs at start-up operations (b)	365	106	1,787	483
Share-based compensation expense (c)	2,318	1,987	8,335	3,382
Acquisition related costs (d)	99	52	99	665
Spin-off related transaction costs (e)	—	5,199	—	13,219
Transition services costs(f)	435	532	1,181	532
Net COVID-19 related costs (g)	(406)	—	447	—
Add: Net income attributable to noncontrolling interest	(191)	—	(191)	629
Consolidated and Combined income (loss) from Operations	$4,092	$(1,395)	$18,917	$5,670

(a)	Segment Adjusted EBITDAR from Operations is net income/ (loss) attributable to the Company's reportable segments excluding interest expense, provision for income taxes, depreciation and amortization expense, rent, and, in order to view the operations performance on a comparable basis from period to period, certain adjustments including: (1) costs at start-up operations, (2) share-based compensation, (3) acquisition related costs, (4) Spin-Off transaction costs, (5) redundant and nonrecurring costs associated with the transition services agreement, (6) net income/ (loss) attributable to noncontrolling interest, and (7) net COVID-19 related costs. General and administrative expenses are not allocated to the reportable segments, and are included as “All Other”, accordingly the segment earnings measure reported is before allocation of corporate general and administrative expenses. The Company's segment measures may be different from the calculation methods used by other companies and, therefore, comparability may be limited.
(b)	Represents results related to start-up operations. This amount excludes rent and depreciation and amortization expense related to such operations.
(c)	Share-based compensation expense incurred which is included in cost of services and general and administrative expense.
(d)	Acquisition related costs that are not capitalizable.
(e)	Costs incurred related to the Spin-Off are included in general and administrative expense.
(f)	The portion of the costs incurred under the Transition Services Agreement identified as redundant or nonrecurring that are included in general and administrative expense or depreciation and amortization. Transition service costs includes $446 of duplicative software expense for the year ended December 31, 2020, of which $333 pertains to the first three quarters of the fiscal year and were not included as adjustments in previous interim periods. Total fees under incurred under the Transition Services agreement, net of the Company’s payroll reimbursement, were $5,536 and $2,982 for the years ended December 31, 2020 and 2019, respectively.
(g)	Represents incremental costs incurred as part of the Company's response to COVID-19 including direct medical supplies, labor, and other expenses, net of $1,090 and$2,765 in increased revenue related to the 2% payment increase in Medicare reimbursements for sequestration relief for the three months and year ended December 31, 2020, respectively. For three months ended December 31, 2020, the sequestration revenue exceeded the incremental costs incurred by the Company.

THE PENNANT GROUP, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(unaudited, in thousands)

The tables below reconcile segment adjusted EBITDAR from operations to segment EBITDA for each reportable segment for the periods presented:

	Three Months Ended December 31,
	Home Health and Hospice		Senior Living
	2020	2019	2020	2019

Segment Adjusted EBITDAR from Operations	$14,820	$9,481	$10,636	$11,641
Less: Rent—cost of services	1,059	825	8,938	8,782
Rent related to start-up operations	(96)	(12)	(30)	—
Segment Adjusted EBITDA from Operations	$13,857	$8,668	$1,728	$2,859

	Year Ended December 31,
	Home Health and Hospice		Senior Living
	2020	2019	2020	2019

Segment Adjusted EBITDAR from Operations	$49,501	$33,354	$48,309	$47,344
Less: Rent—cost of services	3,629	2,964	35,562	32,011
Rent related to start-up operations	(143)	(25)	(80)	—
Segment Adjusted EBITDA from Operations	$46,015	$30,415	$12,827	$15,333

Discussion of Non-GAAP Financial Measures

EBITDA consists of net income before (a) interest expense, net, (b) provisions for income taxes, and (c) depreciation and amortization. Adjusted EBITDA consists of net income attributable to the Company before (a) provisions for income taxes, (b) depreciation and amortization, (c) costs incurred for start-up operations, including rent and excluding depreciation, interest and income taxes, (d) share-based compensation expense, (e) non-capitalizable acquisition related costs, (f) spin-off related transaction costs, (g) redundant or non-recurring transition services costs, and (h) incremental costs due to COVID-19 response net of 2% Medicare reimbursement increase for sequestration holiday. Consolidated Adjusted EBITDAR is a valuation measure applicable to current periods only and consists of net income attributable to the Company before (a) interest expense, net, (b) provisions for income taxes, (c) depreciation and amortization, (d) rent-cost of services, (e) costs incurred for start-up operations, excluding rent, depreciation, interest and income taxes, (f) share-based compensation expense, (g) acquisition related costs, (h) spin-off transaction costs, (i) redundant or non-recurring transition services costs, (j) net income attributable to noncontrolling interest, and (k) net COVID-19 related costs. The company believes that the presentation of EBITDA, adjusted EBITDA, consolidated adjusted EBITDAR, adjusted net income and adjusted earnings per share provides important supplemental information to management and investors to evaluate the company’s operating performance. The company believes disclosure of adjusted net income, adjusted net income per share, EBITDA, adjusted EBITDA and consolidated adjusted EBITDAR has economic substance because the excluded revenues and expenses are infrequent in nature and are variable in nature, or do not represent current revenues or cash expenditures. A material limitation associated with the use of these measures as compared to the GAAP measures of net income and diluted earnings per share is that they may not be comparable with the calculation of net income and diluted earnings per share for other companies in the company's industry. These non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. For further information regarding why the company believes that this non-GAAP measure provides useful information to investors, the specific manner in which management uses this measure, and some of the limitations associated with the use of this measure, please refer to the company's periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Report on Form 10-Q. The company’s periodic filings are available on the SEC's website at www.sec.gov or under the "Financial Information" link of the Investor Relations section on Pennant’s website at http://www.pennantgroup.com.